                                   EX-99.B(o)wrfmcp

                             W&R FUNDS, INC.

               MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

     This Multiple Class Plan ("Plan") pursuant to Rule 18f-3 under the
Investment Company Act of 1940, as amended ("1940 Act"), sets forth the multiple class structure for each Fund ("Fund") comprising W&R Funds, Inc.
A multiple class structure was approved by the Board of Directors of W&R
Funds, Inc. on February 8, 1995, under an order of exemption issued by the
Securities and Exchange Commission. Thereafter, Rule 18f-3 under the 1940
Act was adopted, and each Fund determined to operate under Rule 18f-3 and adopted this Plan pursuant to Rule 18f-3. This Plan, as amended, describes the classes of shares of stock of each Fund offered to the public.

General Description of the Classes:

     Class A Shares. Class A shares will be sold to the general public subject to an initial sales charge as provided for in each Fund's currently effective Prospectus.

     Class A shares also will be subject to distribution and service fees charged pursuant to a Distribution and Service Plan adopted pursuant to
Rule 12b-1 under the 1940 Act ("Rule 12b-1") that provides for a maximum fee of .25% of the average annual net assets of the Class A shares of the
Fund.

     Class B Shares. Class B shares will be sold subject to a contingent deferred sales charge, which will be imposed on redemption proceeds. The maximum contingent deferred sales charge will be 5.0% and will decline 1%
per year after the first year after investment to 0% after seven years, as follows:  in the first year, the contingent deferred sales charge will be
5%; in the second year, 4%; in the third and fourth years, 3%; in the fifth year, 2%; in the sixth year, 1%; and in the seventh year, 0%. A year is a 12-month period. Solely for the purposes of determining the number of months or years from the time of any payment for the purchase of shares, all payments during a month are totaled and deemed to have been made on the first day of the month. Class B shares will also be subject to distribution and service fees charged pursuant to a Distribution and
Service Plan adopted pursuant to Rule 12b-1 that provides for a maximum service fee of 0.25% and a maximum distribution fee of 0.75% of the average annual net assets of the Class B shares of the Fund. Class B shares convert automatically into Class A shares eight years after the end of the month in which the shares were purchased.

     Class C Shares. Class C shares will be sold without an initial sales charge and will be subject to a contingent deferred sales charge of 1% if the shares are redeemed within twelve months of purchase. Class C shares will be subject to  distribution and service fees charged pursuant to a
Distribution and Service Plan adopted pursuant to Rule 12b-1 that provides for a maximum service fee of 0.25% and a maximum distribution fee of 0.75%
of the average annual net assets of the Class C shares of the Fund.

     Class Y Shares. Class Y shares will be sold without an initial sales charge and will not be subject to a contingent deferred sales charge.
Class Y shares will be subject to a maximum Rule 12b-1 fee of 0.25% of the average annual net assets of the Class Y shares of the Fund. Class Y shares are designed for institutional investors and will be available for purchase by: (i) participants of employee benefit plans established under section 403(b) or section 457, or qualified under section 401, including
401(k) plans, of the Internal Revenue Code of 1986, as amended, when the plan has 100 or more eligible employees and an unaffiliated third party provides certain administrative, distribution and/or other support services to the plan and the plan holds the shares in an omnibus account on the Fund's records; (ii) banks, trust institutions, investment fund administrators and other third parties investing for their own accounts or for the accounts of their customers where such investments for customer accounts are held in an omnibus account on the Fund's records and to which entity an unaffiliated third party provides certain administrative distribution and/or other support services; (iii) government entities or authorities and corporations where the investment is $10 million or more.

Expense Allocations of Each Class:

     In addition to the difference with respect to 12b-1 fees, Class A,
Class B and Class C shares differ from Class Y shares of a Fund with respect to the applicable shareholder servicing fees. Class A, Class B and
Class C shares of Asset Strategy Fund pay a monthly shareholder servicing fee of $1.5792 for each shareholder account which was in existence during the prior month. Class A, Class B and Class C shares of High Income Fund,
Limited-Term Bond Fund and Municipal Bond Fund, respectively, pay a monthly shareholder servicing fee of $1.6958 for each shareholder account which was in existence during the prior month. Class A, Class B and Class
C shares of Core Equity Fund, International Growth Fund, Large Cap Growth
Fund, Mid Cap Growth Fund, Science and Technology Fund, Small Cap Growth
Fund and Tax-Managed Equity Fund, respectively, pay a monthly shareholder servicing fee of $1.5042 for each shareholder account which was in existence during the prior month. Class A, Class B and Class C shares of
Money Market Fund pay a monthly shareholder servicing fee of $1.75 for each shareholder account that was in existence during the prior month plus, for Class A shareholder accounts, $0.75 for each shareholder check processed in the prior month. Class Y shares pay a monthly shareholder servicing fee equal to one-twelfth of .15 of 1% of the average daily net
Class Y assets for the preceding month.

     Each Class may also pay a different amount of the following other expenses:

         (a)  stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific Class of shares;
         (b)  Blue Sky registration fees incurred by a specific Class of shares;
         (c)  SEC registration fees incurred by a specific Class of shares;
         (d)  expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;
         (e)  Directors' fees or expenses incurred as a result of issues relating to a specific Class of shares;
         (f)  accounting expenses relating solely to a specific Class of shares;
         (g)  auditors' fees, litigation expenses, and legal fees and expenses relating to a specific Class of shares; and
         (h)  expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares.

     For any Fund, these expenses may, but are not required to, be directly attributed and charged to a particular Class. The shareholder servicing fees and other expenses listed above that are attributed and charged to a particular Class are borne on a pro rata basis by the outstanding shares of that Class.

     Certain expenses that may be attributable to a Fund, but not a particular Class, are allocated based on the relative daily net assets of the Classes of that Fund.

Exchange Privileges:

     Class A shares of a Fund may be exchanged for Class A shares of any other fund in W&R Funds, Inc. and, for customers of Waddell & Reed, Inc.
or Legend Equities, Corp. ("Legend"), for Class A shares of any fund in the Waddell & Reed Advisors Funds (formerly known as the United Group of
Funds) or Waddell & Reed InvestEd Portfolios, Inc.

     Class B shares of a Fund may be exchanged for Class B shares of any other fund in W&R Funds, Inc. and, for customers of Waddell & Reed, Inc.
or Legend, for Class B shares of any fund in the Waddell & Reed Advisors
Funds or Waddell & Reed InvestEd Portfolios, Inc.

     Class C shares of a Fund may be exchanged for Class C shares of any other fund in W&R Funds, Inc. and, for customers of Waddell & Reed, Inc.
or Legend, for Class C shares of any fund in the Waddell & Reed Advisors
Funds or Waddell & Reed InvestEd Portfolios, Inc.

     Class Y shares of a Fund may be exchanged for Class Y shares of any other fund in W&R Funds, Inc. or, for customers of Waddell & Reed, Inc. or
Legend, for Class Y shares of a fund in the Waddell & Reed Advisors Funds.

     These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into funds that are legally registered for sale in the investor's state of residence.

Additional Information:

     This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Class; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each
Class contains additional information about that Class and a Fund's multiple class structure.

Adopted:  October 3, 1995

As Amended and Effective February 19, 2003